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Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

        We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3) and related Prospectus of EQT GP Holdings, LP for the registration of common units representing limited partner interests and to the incorporation by reference therein of our report dated February 11, 2016, with respect to the consolidated balance sheets of EQT GP Holdings, LP as of December 31, 2015 and 2014, and the related statements of consolidated operations, cash flows and equity and partners' capital for each of the three years in the period ended December 31, 2015 included in its Annual Report (Form 10-K) filed with the Securities and Exchange Commission.

/s/ Ernst & Young, LLP
Pittsburgh, Pennsylvania June 1, 2016

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  Exhibit 23.1
Consent of Independent Registered Public Accounting Firm